Registration Statement No. 333-128017

Registration Statement No. 333-124461

Registration Statement No. 333-116659

Registration Statement No. 333-110716

Registration Statement No. 333-110715

Registration Statement No. 333-107288

Registration Statement No. 333-102577

Registration Statement No. 333-85658

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3 Registration Statement No. 333-128017

Form S-3 Registration Statement No. 333-124461

Form S-3 Registration Statement No. 333-116659

Form S-3 Registration Statement No. 333-110716

Form S-3 Registration Statement No. 333-110715

Form S-3 Registration Statement No. 333-107288

Form S-3 Registration Statement No. 333-102577

Form S-3 Registration Statement No. 333-85658

UNDER

THE SECURITIES ACT OF 1933

ALERE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3565120
(State of Incorporation)	(I.R.S. Employer Identification No.)

51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Karen M. Peterson
Vice President and Treasurer
Alere Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Alere Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statement”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:

1.              Registration No. 333-128017, initially filed with the SEC on September 1, 2005, registering 4,000,000 shares of Inverness Medical Innovations, Inc., $0.001 par value per share (the “Common Stock”);

2.              Registration No. 333-124461, initially filed with the SEC on April 29, 2005, registering 968,453 shares of Common Stock;

3.              Registration No. 333-116659, initially filed with the SEC on June 18, 2004, registering 155,209 shares of Common Stock;

4.              Registration No. 333-110716, initially filed with the SEC on November 24, 2003, registering 1,550,933 shares of Common Stock;

5.              Registration No. 333-110715, initially filed with the SEC on November 24, 2003, registering 692,506 shares of Common Stock;

6.              Registration No. 333-107288, initially filed with the SEC on July 23, 2003, registering 134,698 shares of Common Stock;

7.              Registration No. 333-102577, initially filed with the SEC on January 17, 2003, registering 584,138 shares of Common Stock; and

8.              Registration No. 333-85658, initially filed with the SEC on April 5, 2002, registering 5,560,238 shares of Common Stock.

On October 3, 2017, pursuant to the Agreement and Plan of Merger, dated as of January 30, 2016, as amended on April 13, 2017, by and among Abbott Laboratories, an Illinois Corporation (“Abbott”), the Company and Angel Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abbott (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Abbott.

As a result of the Merger, the offerings of the Company’s securities pursuant to each of the above-referenced Registration Statements have been terminated. In accordance with the undertakings made by the Company in the each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each of the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under each of the Registration Statements as of the date hereof. Each of the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abbott Park, State of Illinois, on this 2nd day of November, 2017.

Alere Inc.

By:	/s/ Karen M. Peterson
Name: Karen M. Peterson
Title: Vice President and Treasurer

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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